Exhibit 99.1

For Immediate Release

Contacts:  Courtney Guertin

Corporate Communications Manager

401-457-9501

courtney.guertin@linmedia.com

Richard Schmaeling, Chief Financial Officer

401-457-9510

richard.schmaeling@linmedia.com

LIN TV Corp. Announces Record Fourth Quarter and Full Year 2012 Results

PROVIDENCE, RI, February 28, 2013 — LIN TV Corp. (“LIN Media” or the “Company”; NYSE: TVL), a local multimedia company, today reported results for its fourth quarter and full year ended December 31, 2012.

Summary of Results for the Fourth Quarter Ended December 31, 2012

•                  Net revenues increased 76% to $196.2 million, compared to $111.5 million in the fourth quarter of 2011.  Approximately $41 million of fourth quarter net revenues is attributable to net revenues earned by stations acquired during the fourth quarter of 2012.

•                  Net political revenues were $45.5 million, compared to $23.8 million and $20 million during the fourth quarter of 2010 (the most recent political year) and 2008 (the most recent presidential political year), respectively.

•                  Excluding net political revenues, net revenues increased 39% to $150.7 million, compared to $108.5 million for the same quarter in 2011.

•                  Local revenues, which include net local advertising revenues, retransmission consent fees and television station web site revenues, increased 45% to $101.4 million, compared to $69.8 million in the fourth quarter of 2011.

•                  Net national revenues increased 25% to $32.7 million, compared to $26.1 million in the fourth quarter of 2011.

•                  Interactive revenues, which include revenues from LIN Digital (formerly RMM) and Nami Media(1), increased 52% to $12.8 million, compared to $8.4 million in the fourth quarter of 2011.

•                  Operating income increased 139% to $71.2 million, compared to operating income of $29.8 million in the fourth quarter of 2011.

•                  Net loss per share was ($1.09), which includes special items of ($1.66) per share, compared to net income per diluted share of $0.75 in the fourth quarter of 2011.

Summary of Results for the Full Year Ended December 31, 2012

•                  Net revenues increased 38% to $553.5 million, compared to $400 million in 2011. Excluding net political advertising revenues, net revenues increased 22% to $477 million, compared to $391.9 million in 2011.

•                  Net political revenues were $76.5 million, compared to $41.6 million and $38.9 million in 2010 and 2008, respectively.

•                  Local revenues increased 24% to $316.5 million, compared to $255.5 million in 2011.

•                  Net national revenues increased 12% to $107.3 million, compared to $95.7 million in 2011.

(1)  The Company acquired a 57.6% interest (a 50.1% interest calculated on a fully diluted basis) in Nami Media, Inc. on November 22, 2011.

•                  Interactive revenues increased 51% to $41.1 million, compared to $27.2 million in 2011.

•                  Operating income increased 92% to $171.1 million, compared to operating income of $89.1 million in 2011.

•                  Net loss per share was ($0.13), which includes special items of ($1.63) per share, compared to net income per diluted share of $0.85 in 2011.

Commenting on fourth quarter and full year 2012 results, the Company’s President and Chief Executive Officer Vincent L. Sadusky said: “2012 was a year of record-setting results at LIN Media. We closed on the largest acquisition in our company’s history, achieved historic political and digital advertising revenues and benefited from a rebound in the automotive industry. As a result, we delivered record revenue, EBITDA and EBITDA margin in both the fourth quarter and full year. Most recently, we completed the first of two transactions to remove the NBC joint venture overhangs, which is a significant positive development for our company. Looking ahead, we are cautious about the state of the economy and excited about the evolution of our company, continued growth of our digital business and the contributions of our recent acquisitions.”

Operating Highlights

•                  In 2012, the Company operated the number one or number two local news station in 87% of our news markets.(2)

•                  Excluding the benefit of sales from stations acquired during the fourth quarter of 2012, core local and national time sales combined, which excludes political times sales, decreased 3% in the fourth quarter of 2012 as compared to the fourth quarter of 2011 and increased 3% for the full year compared to 2011.

•                  The automotive category, which represented 26% of local and national advertising sales in the fourth quarter of 2012, increased 4% compared to the fourth quarter of 2011, during which the automotive category represented 25%.

•                  According to comScore’s December 2012 report, 100% of the Company’s web sites, in comScore measured markets, ranked number one or number two in their local market for unique visitors and page views, and 80% ranked number one or number two for overall engagement, versus the Company’s measured local broadcast competitors.  In comparison to all local media competitors measured by comScore, 73% of the Company’s web sites, in its measured markets, ranked number one or number two in unique visitors.(3)

•                  With the implementation of its own mobile platform, NewsTouch, the Company increased mobile impressions 68% year over year, delivering 704 million impressions to its brands through multiple mobile screens versus 2011.(4)

•                  During the year ending December 31, 2012, the Company delivered 149 million total video impressions and its commitment to continuous news coverage resulted in 30 million minutes of live streaming video.(4)

•                  During the fourth quarter of 2012, the Company completed its acquisition of television stations in eight markets that were previously owned by New Vision.

•                  The Company announced the launch of LIN Mobile, LLC (“LIN Mobile”), a new company formed for the purpose of providing mobile marketing solutions to clients nationwide.  LIN Mobile targets clients who need to effectively market their products and services to an increasingly mobile-centric population by delivering targeted and localized media across all dominant mobile devices.

Subsequent Event and Special Items

On February 12, 2013, the Company, and its wholly-owned subsidiaries LIN Television Corporation (“LIN Television”) and LIN Television of Texas, L.P. (“LIN Texas”) entered into and closed a transaction agreement with Comcast Corporation (“Comcast”), affiliates of NBCUniversal Media, LLC (“NBC”), General Electric Company and General Electric Capital Corporation (“GECC”) pursuant to which LIN Texas exited its joint venture with NBC and the Company was released from its guarantee of the $815.5 million note payable by the joint venture to GECC (the “GECC Guarantee”). In exchange, LIN Texas made a $100 million capital

(2) Average of LIN Media’s February, May and November 2012 Nielsen ratings based on Key Demographics. Monday-Friday, Early Morning, Early Evening, Late News. All Nielsen data included in this release represents Nielsen’s estimates, and Nielsen has neither reviewed nor approved the data included in this release. Excludes the television stations acquired from New Vision Television, LLC (“New Vision”) on October 12, 2012.

(3) comScore media metrics data; December 2012 (3 month average). Overall engagement references comScore’s average minutes per visitor. The basis for comparison is calculated against the Company’s and local media competitors’ self-defined classification from within the comScore dictionary, excluding the television stations acquired from New Vision in October 2012.

(4) Excludes the television stations acquired from New Vision in October 2012.

contribution to the joint venture, financed by a combination of cash on hand, borrowings under LIN Television’s revolving credit facility, and a new $60 million incremental term loan under LIN Television’s existing senior secured credit facility (the “Comcast / GE Transaction”).

As a result of the Comcast / GE Transaction, the Company recognized a taxable gain of $715.5 million (the majority for which the Company had previously recognized a deferred tax liability). The Company estimates that approximately $142 million of this gain will be characterized as ordinary income and the remaining gain of $573 million as capital gains. The Company intends to use its federal net operating loss carryforwards (“NOLs”) (as of December 31, 2012, the Company has approximately $273 million of federal NOLs) to shelter the ordinary income.  In order to offset, in whole or in part, the tax liability related to such capital gains, concurrently with the closing of the Comcast / GE Transaction, the Company entered into an agreement and plan of merger with a newly formed, wholly owned limited liability company subsidiary (“LIN Media LLC”). Subject to stockholder approval and pursuant to the merger agreement, the Company will be merged with and into LIN Media LLC with LIN Media LLC continuing as the surviving entity (the “LLC Conversion”).

The LLC Conversion will have the effect of converting the Company’s form of organization from a corporation to a limited liability company structure with such conversion treated as a tax liquidation of the Company for federal and state income tax purposes. The LLC Conversion is expected to allow the Company to recognize a capital loss between its tax basis in the stock of LIN Television and the fair market value of this stock at the closing date of this transaction and use such capital loss to offset, in whole or in part, the capital gains recognized in the Comcast / GE Transaction.

The Company reflected the financial impact of the Comcast / GE Transaction in its fourth quarter and year ended December 31, 2012 results by recognizing a $94 million charge, which reflects the net effect of the $100 million capital contribution noted above and the reversal of a $6 million shortfall loan obligation to the joint venture that had previously been recognized by the Company.  In addition, the Company recorded a $34 million income tax benefit associated with the $94 million net charge, as well as a $28.4 million income tax expense associated with the Company’s exit from the joint venture.

	Three Months Ended		Year Ended
	December 31, 2012		December 31, 2012
	Loss before provision for income taxes	Loss from continuing operations	Income before provision for income taxes	Loss from continuing operations

Share of loss in equity investments	$(94.0)	$(94.0)	$(94.0)	$(94.0)
Income tax effect of capital contribution	—	34.0	—	34.0
Income tax expense associated with exit from joint venture	—	(28.4)	—	(28.4)
Impact of special items	$(94.0)	$(88.4)	$(94.0)	$(88.4)

Key Balance Sheet and Cash Flow Items

Total debt outstanding as of December 31, 2012, net of cash, was $843.9 million, compared to $595.5 million as of December 31, 2011.  Unrestricted cash and cash equivalent balances as of December 31, 2012 were $46.3 million, compared to $18.1 million as of December 31, 2011.

There were no amounts outstanding under the revolving credit facility as of December 31, 2012, compared to $35 million outstanding as of December 31, 2011.  As of December 31, 2012, $75 million was available for borrowing under the revolving credit facility.  Consolidated net leverage, as defined in the credit agreement governing the senior secured credit facility, was 3.3x as of December 31, 2012, compared to 4.9x as of December 31, 2011.  Other components of cash flow in the fourth quarter of 2012 include cash capital expenditures of $8 million and cash payments for programming of $6.6 million.

Business Outlook

The Company has provided historical quarterly financial information for its continuing operations on its web site.  Interested parties should go to the Investor Relations section of www.linmedia.com.

The Company expects that net revenues for the first quarter of 2013 will increase in the range of 33% to 37% (or $33.8 million to $37.8 million), as compared to net revenues of $103.2 million in the first quarter of 2012.  On a same station basis, excluding the revenues of the acquired stations, the Company expects that net revenues will be up 4% to 7% compared to the first quarter 2012.

The Company expects that its direct operating and selling, general and administrative expenses, which include variable sales related expenses, will increase in the range of 48% to 50% (or $30.5 million to $31.5 million) in the first quarter of 2013 as compared to reported expenses of $63.5 million in the first quarter of 2012.  On a same stations basis, the Company expects that direct operating and SG&A expenses will increase in the range of 13% to 17% compared to the first quarter of 2012.

The Company’s current outlook for revenues, expenses and cash flow items for the first quarter of 2013, excluding special items, are anticipated to be in the following ranges:

First Quarter of 2013
Net broadcast revenues	$126.5 to $129.0 million
Interactive revenues	$8.5 to $9.5 million
Network comp/Barter/Other revenues	$2.0 to $2.5 million
Total net revenues	$137.0 to $141.0 million
Direct operating and selling, general and administrative expenses(1)	$94.0 to $95.0 million
Station non-cash stock-based compensation expense	$0.5 million
Amortization of program rights	$7.0 to $8.0 million
Cash payments for programming	$7.5 to $8.0 million
Corporate expense(1)	$7.0 to $7.5 million
Corporate non-cash stock-based compensation expense	$1.5 million
Depreciation and amortization of intangibles	$17.0 to $18.0 million
Cash capital expenditures	$5.5 to $7.5 million
Cash interest expense	$12.9 to $13.4 million
Principal amortization of term loans and finance lease obligations	$2.8 million
Cash taxes	$1.0 to $1.1 million
Effective tax rate	38% to 40%

(1) Includes non-cash stock-based compensation expense.

For the full year, the Company expects cash capital expenditures to be within the range of $31 to $35 million, cash interest expense of between $52 to $55 million, cash taxes of $4 to $5 million and its effective tax rate to range between 38% and 40%.

The Company advises that all of the information and factors set forth above are subject to risks, uncertainties and assumptions (see “Forward-Looking Statements” below), which could individually or collectively cause actual results to differ materially from those projected above.

Conference Call

The Company will hold a conference call to discuss its fourth quarter and full year 2012 results today, February 28, 2013, at 2:00 PM Eastern Time.  To participate in the call, please dial 1-877-340-7912 for U.S. callers and 1-719-325-4817 for international callers.  The call-in pass code is 4553706. Callers who intend to participate in the call should dial-in 10 minutes before the start of the call to ensure access. The conference call will also be webcast simultaneously from the Company’s web site, www.linmedia.com, and can be accessed there through a link on the home page. For those unavailable to participate in the live teleconference, a replay will be accessible via the Investor Relations section of www.linmedia.com or by dialing 1-888-203-1112 and entering the same pass code as above.  The telephone replay will be available March 1, 2013 through March 14, 2013.

Access to Non-GAAP Financial Measures and Other Supplemental Financial Data

The Company reports and discusses its operating results using financial measures consistent with generally accepted accounting principles (“GAAP”) and believes this should be the primary basis for evaluating its performance. The preceding discussion of our results includes a discussion of net loss per share, including a charge for a special item, and includes a section detailing this item. Net loss per share, including a charge for a special item, is a non-GAAP financial measure and is not intended to replace net loss per share, a directly comparable GAAP financial measure. Special items are items that are significant, and unusual or infrequent and provide more comparable information about the Company’s operating performance. Additionally, non-GAAP financial measures such as Broadcast Cash Flow (“BCF”), Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) and Free Cash Flow (“FCF”) should not be viewed as alternatives or substitutes for GAAP reporting. However, BCF, Adjusted EBITDA and FCF are common supplemental measures of performance used by investors, lenders, rating agencies and financial analysts. As a result, these non-GAAP measures can provide certain additional insight about the market value of the Company and its stations; the Company’s ability to fund acquisitions, investments and working capital needs; the Company’s ability to service its debt; the Company’s performance versus other peer companies in its industry; and other operating performance trends for its business. The Company makes available reconciliations of its operating income (loss), a GAAP reporting measure, to BCF, Adjusted EBITDA and FCF on the Company’s web site. In addition, the Company provides additional information on its web site, at the same location, regarding historical revenue by source, pro forma income statement information and certain other components of cash flow. Interested parties should go to the Investor Relations section of www.linmedia.com.

Forward-Looking Statements

The information discussed in this press release, particularly in the section with the heading “Business Outlook,” includes forward-looking statements about the Company’s future operating results within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company based these forward-looking statements on its current assumptions, knowledge, estimates and projections about factors that could affect its future operations. Although the Company believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that those assumptions and expectations will prove to be correct. Statements in this press release that are forward-looking include, but are not limited to, local, national and political advertising growth; changes in interactive, network compensation, barter and other revenues; changes in direct operating, selling, general and administrative, amortization of program rights and corporate expenses; and cash programming, cash capital expenditures, cash interest expense and principal amortization, cash tax payments and effective tax rates. These forward-looking statements are subject to various risks, uncertainties and assumptions which may cause these expectations and assumptions not to occur or to differ materially from those outcomes projected in the forward-looking statements. Such risks and uncertainties include, but are not limited to, general economic uncertainty; restrictions on the Company’s operations as a result of the Company’s indebtedness; global or local events that could disrupt TV broadcasting; softening of the domestic advertising market; further consolidation of national and local advertisers, and the national sales representation market; risks associated with acquisitions, and the integration of any acquired businesses; changes in TV viewing patterns, ratings and commercial viewing measurement; increases in news and syndicated programming costs, and capital expenditures; changes in television network affiliation agreements and retransmission consent agreements; changes in government regulation; competition; seasonality; effects of complying with accounting standards; potential influence of certain stockholders, including HM Capital Partners I, LP and its affiliates, and other risks discussed in the Company’s Annual Report on Form 10-K and other filings made with the Securities and Exchange Commission (which are available on the Investor Relations section of www.linmedia.com, or at www.sec.gov), which are incorporated in this release by reference. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless otherwise required to by applicable law.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

This communication is not a solicitation of a proxy from any security holder of the Company. The merger will be submitted to the Company’s stockholders for their consideration, and in connection with such consideration, the Company and LIN Media LLC (“LIN Media LLC”) expect to file with the Securities and Exchange Commission (“SEC”) a definitive proxy statement/prospectus to be used to solicit stockholder approval of the merger, as well as other relevant documents concerning the proposed merger, as part of a registration statement related to class A common shares of LIN Media LLC. Security holders are urged to read the proxy statement/prospectus, registration statement and any other relevant documents when they become available because they will contain important information about the Company, LIN Media LLC and the merger, including its terms and anticipated effect and risks to be considered by the Company’s stockholders in connection with the merger. The proxy statement/prospectus and other documents relating to the merger (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. The documents (when they are available) can also be obtained free of charge from the Company on its web site (www.linmedia.com) or upon written request to LIN TV Corp., Attention: Secretary, One West Exchange Street, Suite 5A, Providence, Rhode Island 02903. Information on the Company’s web site does not constitute a part of this press release.

PARTICIPANTS IN THE SOLICITATION

In addition, the Company and its officers and directors may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the merger. A description of any interests that the Company’s officers and directors may have in the merger will be available in the proxy statement/prospectus when it becomes available. Information concerning the Company’s directors and executive officers is set forth in the Company’s proxy statement for its 2012 annual meeting of stockholders, which was filed with the SEC on April 12, 2012 and its Annual Report on Form 10-K, which was filed with the SEC on March 15, 2012. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to the Investor Relations page on the Company’s web site at www.linmedia.com.

About LIN Media

LIN Media is a local multimedia company that operates or services 43 television stations and seven digital channels in 23 U.S. markets, along with a diverse portfolio of web sites, apps and mobile products that make it more convenient to access its unique and relevant content on multiple screens.

LIN Media’s highly-rated television stations deliver important local news and community stories along with top-rated sports and entertainment programming to 10.5% of U.S. television homes. LIN Media’s digital media operations focus on emerging media and interactive technologies that deliver performance-driven digital marketing solutions to some of the nation’s most respected agencies and brands. LIN Media is traded on the NYSE under the symbol “TVL”.

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— financial tables follow —

LIN TV Corp.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(in thousands, except per share data)

Net revenues	$196,170	$111,505	$553,462	$400,003

Operating expenses:
Direct operating	49,668	35,047	160,222	130,618
Selling, general and administrative	40,476	26,889	125,267	103,770
Amortization of program rights	6,836	5,214	23,048	21,406
Corporate	10,017	6,778	34,246	26,481
General operating expenses	106,997	73,928	342,783	282,275
Depreciation, amortization and other operating expenses:
Depreciation	11,915	7,093	32,149	26,246
Amortization of intangible assets	4,902	418	6,364	1,199
Restructuring	1,009	209	1,009	707
Loss from asset dispositions	108	63	96	472
Operating income	71,239	29,794	171,061	89,104

Other expense:
Interest expense, net	17,737	12,449	46,683	50,706
Share of loss in equity investments	94,000	719	98,309	4,957
Gain on derivative instruments	—	(192)	—	(1,960)
Loss on extinguishment of debt	1,242	1,502	3,341	1,694
Other expense (income), net	61	(7)	237	51
Total other expense, net	113,040	14,471	148,570	55,448

(Loss) income before provision for (benefit from) income taxes	(41,801)	15,323	22,491	33,656
Provision for (benefit from) income taxes	16,362	(28,863)	40,463	(16,045)
(Loss) income from continuing operations	(58,163)	44,186	(17,972)	49,701
Discontinued operations:
Loss from discontinued operations, net of a benefit from income taxes of $(740) for the three months ended December 31, 2011, and a benefit from income taxes of $(541) and $(595) for the years ended December 31, 2012 and 2011, respectively	—	(1,173)	(1,018)	(920)
Gain on the sale of discontinued operations, net of a provision for income taxes of $6,223 for the year ended December 31, 2012	—	—	11,389	—
Net (loss) income	(58,163)	43,013	(7,601)	48,781
Net (loss) income attributable to noncontrolling interests	(75)	51	(556)	204
Net (loss) income attributable to LIN TV Corp.	$(58,088)	$42,962	$(7,045)	$48,577

Basic (loss) income per common share attributable to LIN TV Corp.:
(Loss) income from continuing operations attributable to LIN TV Corp.	$(1.09)	$0.78	$(0.32)	$0.89
Loss from discontinued operations, net of tax	—	(0.02)	(0.02)	(0.02)
Gain on the sale of discontinued operations, net of tax	—	—	0.21	—
Net (loss) income attributable to LIN TV Corp.	$(1.09)	$0.76	$(0.13)	$0.87
Weighted-average number of common shares outstanding used in calculating basic (loss) income per common share	53,169	56,233	54,130	55,768

Diluted (loss) income per common share attributable to LIN TV Corp.:
(Loss) income from continuing operations attributable to LIN TV Corp.	$(1.09)	$0.77	$(0.32)	$0.87
Loss from discontinued operations, net of tax	—	(0.02)	(0.02)	(0.02)
Gain on the sale of discontinued operations, net of tax	—	—	0.21	—
Net (loss) income attributable to LIN TV Corp.	$(1.09)	$0.75	$(0.13)	$0.85

Weighted-average number of common shares outstanding used in calculating diluted (loss) income per common share	53,169	57,246	54,130	57,079

The accompanying notes are an integral part of the unaudited consolidated financial statements.

Preliminary Unaudited Consolidated Historical Balance Sheet Data:

	December 31,	December 31,
	2012	2011
	(in thousands)
Cash and cash equivalents	$46,307	$18,057
Restricted cash	—	255,159
Total other assets	133,849	104,685
Total non-current assets	1,061,258	704,043
Total assets	$1,241,414	$1,081,944

Current portion of long-term debt	10,756	253,856
Total other liabilities	439,509	294,356
Long-term debt, excluding current portion	879,471	614,861
Total liabilities	1,329,736	1,163,073

Redeemable noncontrolling interest	3,242	3,503

Total stockholders’ deficit	(91,564)	(84,632)
Total liabilities, redeemable noncontrolling interest and stockholders’ deficit	$1,241,414	$1,081,944

Unaudited Consolidated Historical Selected Statement of Cash Flows Data:

	Year Ended December 31,
	2012	2011
	(in thousands)
Net cash provided by operating activities	$146,699	$62,660
Net cash used in investing activities	(104,259)	(289,180)
Net cash (used in) provided by financing activities	(14,190)	232,929

Net increase in cash and cash equivalents	28,250	6,409
Cash and cash equivalents at the beginning of the period	18,057	11,648
Cash and cash equivalents at the end of the period	$46,307	$18,057